Exhibit 10.3

LEASE AGREEMENT

(Single Tenant Facility)

ARTICLE ONE:	BASIC TERMS.

This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles and Sections of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms. This Lease is subject to Landlord’s existing Tenant and Tenant’s lender mutually terminating the existing lease and Landlord’s Waiver and Consent with Landlord and vacating the Property prior to the Commencement Date of this Lease. If Tenant and Tenant’s lender do not terminate the existing lease and Landlord’s Waiver and Consent by the Commencement Date set forth herein, this Lease shall terminate. This Lease is also subject to approval by Landlord’s lender.

Section 1.01.	Date of Lease: June 2, 2009

Section 1.02.	Landlord (include legal entity):	Sixth and Rochester, LLC, a California limited liability company

Address of Landlord:	c/o Panattoni Development Company, Inc.
34 Tesla, Suite 200
Irvine, CA 92618
Attn: Jennie Reno
E-mail: jreno@panattoni.com

Section 1.03.	Tenant (include legal entity):	MONOPRICE, INC., a California corporation

Address of Tenant:	Monoprice, Inc.
11701 6th Street
Rancho Cucamonga, CA
Attn: Sean Lee
E-mail: sean@monoprice.com

Section 1.04. Property The Property is that certain approximate One Hundred Seventy-Two Thousand, Nine Hundred Ninety-Eight (172,998) rentable square foot single tenant building known as 11701 6th Street (the “Property”), depicted in Exhibit A (the “Project”), located in the City of Rancho Cucamonga, State of California. The Project includes the building (“Building”).

Section 1.05. Lease Term: Five (5) years ten (10) months beginning on the later of October 1, 2009, or Substantial Completion (as defined in the Work Letter) of the Tenant Improvements subject to force majeure and Tenant Delay (as defined in the Tenant Work Letter) (“Commencement Date”), and ending on the last day of the seventieth (70th) month after the

Commencement Date (“Expiration Date”). In the event Landlord does not obtain possession of the Property from the existing Tenant by August, 15, 2009, Tenant may terminate this Lease and receive a return of any Security Deposit and prepaid Rent. In the event Landlord regains possession from the existing Tenant prior to August 15, 2009, Tenant shall not have the right to terminate this Lease.

Section 1.06. Permitted Uses (See Article Five): General office, bulk storage, warehousing and distribution of products and other related permitted uses, in accordance with all applicable laws, codes, ordinances, restrictions, regulations and the CC&R’s, if any (as hereinafter defined in Article 15) (“Permitted Use”).

Section 1.07. Tenant’s Guarantor (if none, so state): NONE (Subject to receipt and approval of Tenant’s Financial Statements).

Section 1.08. Brokers (See Article fourteen)

Landlord’s Broker: None

Tenant’s Broker: Collier International

Section 1.09. Commission payable to Landlord’s Broker (See Article Fourteen): Pursuant to separate written agreement with Landlord.

Section 1.10. Initial Security Deposit (See Section 3.02): An amount equal to the last month’s Base Rent in the amount of $ 53,629.38.

Section 1.11. Vehicle parking Spaces Allocated to Tenant: Tenant shall be entitled to use all vehicle parking spaces allocated to the Property.

Section 1.12. Rent and Other Charges Payable by Tenant:

(a) BASE RENT: Tenant shall pay to Landlord, without demand, offset or delay, except as provided elsewhere in this Lease, when due, base rent (“Base Rent”) in monthly installments in advance on or before the first day of each calendar month throughout the Lease Term commencing ten (10) months after the Commencement Date based on the following schedule:

Months of Lease Term	Rentable Square Feet	Base Rent Per Square Foot Per Month	Monthly Base Rent	Annual Base Rent
1-10	172,998	Abated	-0-	-0-
11-23	172,998	$0.29	$50,169.42	$602,033.04
24-46	172,998	$0.30	$51,889.40	$622,672.80
47-70	172,998	$0.31	$53,629.38	$643,552.56

(b) OTHER PERIODIC PAYMENTS: (i) Real Property Taxes (See Section 4.02); (ii) Utilities (See Section 4.03); (iii) Insurance Premiums (See Section 4.04); (iv) Impounds for Insurance Premiums and Property Taxes (See Section 4.07); (v) Maintenance, Repairs and Alterations (See Article Six); (vi) any Association fees and dues; and (vii) Management fees (see Section 4.08).

Section 1.13. Landlord’s Share of Profit on Assignment or Sublease (See Section 9.05): Fifty percent (50%) of the profit (the “Landlord’s Share”).

Section 1.14. Exhibits: The following Exhibits are attached to and made a part of this Lease: (If none, so state): Addendum, Exhibit A – Site Plan; Exhibit B – Space Plan; Exhibit C – Tenant Work Letter; Exhibit D – Subordination, Non-Disturbance and Attornment Agreement; Exhibit E – Tenant Estoppel Certificate.

ARTICLE TWO.	LEASE TERM.

Section 2.01. Lease of Property for Lease Term. Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.05 above and shall begin and, unless earlier terminated in accordance with the terms hereof, end on the dates specified in Section 1.05 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The “Commencement Date” shall be the date specified in Section 1.05 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

Section 2.02. Delay in Commencement. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Property to Tenant on the Commencement Date. Landlord’s non-delivery of the Property to Tenant on that date shall not affect this Lease or the obligations of Tenant under this Lease except that the Commencement Date shall be delayed until Landlord delivers possession of the Property to Tenant and the Lease Term shall be extended for a period equal to the delay in delivery of possession of the Property to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month. If delivery of possession of the Property to Tenant is delayed, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the actual Commencement Date and expiration date of the Lease. Failure to execute such amendment shall not affect the actual Commencement Date and expiration date of the Lease. If the Commencement Date is delayed past October 1, 2009, subject to force majeure and Tenant Delay, Tenant shall receive a dollar-for-dollar credit for Base Rent and Additional Rent at Tenant’s present facility for each day after October 1, 2009, that the Commencement Date is delayed, and any such credit shall be provided to Tenant as additional “Abated Rent”. The aforementioned credit shall be in addition to the “Abated” Rent set forth above in the matrix in Section 1.12(a).

Section 2.03 Early Occupancy. Tenant may occupy the Property on August 1, 2009. Prior to any early occupancy of the Property, Tenant shall: (i) obtain Landlord’s prior written consent, which consent will not be unreasonably withheld, (ii) provide Landlord with evidence of Tenant’s compliance with all of its insurance requirements hereunder, (iii) pay to Landlord all monetary amounts required to be paid by Tenant upon execution of the Lease (as set forth in Sections 3.01 and 3.02 below). If Tenant occupies the Property prior to the Commencement Date, Tenant’s occupancy of the Property shall be subject to all of the provisions of this Lease. Early occupancy of the Property shall not advance the expiration date of this Lease. Tenant shall not pay Base Rent and all other charges specified in this Lease for the early occupancy period. Tenant shall not interfere with the work of Landlord’s contractors, if any. Any materials of Tenant stored in the Property shall be at Tenant’s sole risk and Landlord will have no obligation to secure the Property prior to the Commencement Date. Tenant shall access the Property during any period of early occupancy at Tenant’s sole risk. Landlord shall not be liable for any destruction, theft, vandalism or any other damage to any personal property placed, kept or stored by or on behalf of Tenant or permitted to be placed, kept or stored by Tenant during any period of early occupancy. Tenant shall be granted occupancy after the current tenant and/or its lender have vacated the Property.

Section 2.04. Holding Over. Tenant shall vacate the Property upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages which Landlord incurs from Tenant’s delay in vacating the Property. If Tenant does not vacate the Property upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Property shall be a “month to month” tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy terminable by either party upon thirty (30) days written notice, except that the Base Rent then in effect shall be increased by twenty-five percent (25%).

ARTICLE THREE:	BASE RENT.

Section 3.01. Time and Manner of Payment. Upon execution of this Lease, by Tenant, Tenant shall pay Landlord the Base Rent in the amount stated in Section 1.12(a) above for the eleventh (11th) month of the Lease Term. On the first day of the twelfth (12th) month of the Lease Term and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand. The Base Rent shall be payable at Landlord’s address set forth in Section 1.02, or at such other place as Landlord may designate in writing.

Section 3.02. Security Deposit; Increases.

(a) Upon the execution of this Lease, Tenant shall deposit with Landlord a cash Security Deposit in the amount set forth in Section 1.10 above. Landlord may apply all or part of the Security Deposit to any unpaid rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord’s written request. Tenant’s failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit.

(b) Each time the Base Rent is increased, Tenant shall deposit additional funds with Landlord sufficient to increase the Security Deposit to an amount which bears the same relationship to the adjusted Base Rent as the initial Security Deposit bore to the initial Base Rent, within ten (10 days after Landlord’s written request for the deposit of such additional funds.

Section 3.03. Termination; Advance Payments. Upon termination of this Lease under Article Seven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant’s default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall refund or credit to Tenant (or Tenant’s successor) the unused portion of the Security Deposit, if any, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease.

ARTICLE FOUR:	OTHER CHARGES PAYABLE BY TENANT.

Section 4.01. Additional Rent. All charges payable by Tenant other than Base Rent are called “Additional Rent”. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent commencing on the first day of the sixth (6th) month after the Commencement Date. The term “rent” shall mean Base Rent and Additional Rent.

Section 4.02. Real Property Taxes and Other Payments.

(a) Real Property Taxes and Other Payments. Tenant shall pay all real property taxes on the Property (including any fees, taxes or assessments against, or as a result of, any tenant improvements installed on the Property by or for the benefit of Tenant) accruing during the Lease Term or, at Landlord’s election, reimburse Landlord monthly for all such Real Property Taxes. Landlord shall provide Tenant with written notice of taxes assessed within ten (10) business days of Landlord’s receipt of such tax assessments and/or tax billings from applicable taxing authorities. Subject to Paragraph 4.02(c) and Section 4.07 below, any payment by Tenant directly to the taxing authority shall be made at least twenty (20) days prior to the delinquency date of the taxes and after paying applicable Real Property Taxes, Tenant shall furnish Landlord with satisfactory evidence that the Real Property Taxes have been paid. Tenant will not be obligated to assume any tax obligations existing prior to the Commencement Date.

(b) Definition of “Real Property Tax.” “Real Property Tax” means: All Real Property Taxes, assessments and similar charges, including, without limitation (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy charge, assessment, penalty or tax imposed by any taxing authority against the Property; (ii) any tax on the Landlord’s right to receive rent or income from the Property or against Landlord’s business of leasing the Property, but no such tax shall be due if it constitutes a portion of Landlord’s income taxes; (iii) water and sewer charges, any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iii) any tax imposed upon this transaction or based upon a re-assessment of the Property due to a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord’s interest in the Property to include any payment due to, or occasioned by, Proposition 13; and (iv) any charge or fee replacing any tax previously included within the definition of Real Property Tax. “Real Property Tax” does not, however, include Landlord’s federal or state income, franchise, inheritance or estate taxes.

(c) Personal Property Taxes.

(i) Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall have personal property taxed separately from the Property.

(ii) If any of Tenant’s personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

(d) Tenant’s Right to Contest Taxes. Tenant may attempt to have the assessed valuation of the Property reduced or may initiate proceedings to contest the Real Property Taxes. If required by law, Landlord shall join in the proceedings brought by Tenant. However, Tenant shall pay all costs of the proceedings, including any costs or fees incurred by Landlord, including without limitation Landlord’s reasonable attorneys fees. Upon the final determination of any proceedings or contest, Tenant shall immediately pay the Real Property Taxes due, together with all costs, charges, interest and penalties incidental to the proceedings. If Tenant does not pay the Real Property Taxes when due and contests such Real Property Taxes, Tenant shall not be in default under this Lease for nonpayment of such Real Property Taxes if Tenant deposits funds with Landlord or opens an interest-bearing account reasonably acceptable to Landlord in the joint names of Landlord and Tenant. The amount of such deposit shall be sufficient to pay the Real Property Taxes plus a reasonable estimate of the interest, costs, charges and penalties which may accrue if Tenant’s action is unsuccessful, less any applicable tax impounds previously paid by Tenant to Landlord. The deposit shall be applied to the Real Property Taxes due, as determined at such proceedings. The Real Property Taxes shall be paid under protest from such deposit if such payment under protest is necessary to prevent the Property from being sold under a “tax sale” or similar enforcement proceeding.

Section 4.03. Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement.

Section 4.04. Insurance Policies.

(a) Liability Insurance. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property. Tenant shall name Landlord and Panattoni Construction, Inc., a California corporation, as additional insured’s under such policy, and Tenant shall maintain a policy of at least TWO MILLION DOLLARS ($2,000,000.00) of umbrella coverage. The liability insurance obtained by Tenant under this Section 4.04(a) shall (i) be primary and non-contributing; (ii) contain cross-liability endorsements; and (iii) insure Landlord against Tenant’s performance under Section 5.05, if the matters giving rise to the indemnity under Section 5.05 result from the negligence of

Tenant. Tenant shall be liable for the payment of any deductible amount. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligations under this Lease. Landlord may also obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Property. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.

(b) Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Property in the full amount of its replacement value. Such policy shall contain an inflation Guard Endorsement and shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils which Landlord deems reasonably necessary. Landlord shall have the right to obtain flood and earthquake insurance if required by any lender holding a security interest in the Property at no cost to Tenant. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant on the Property. During the Lease Term, Landlord shall also maintain a rental income insurance policy, at Tenant’s expense, with loss payable to Landlord, in an amount equal to one (1) year’s Base Rent, plus estimated real property taxes and insurance premiums. Tenant shall be liable for the payment of any deductible amount under Tenant’s insurance policies maintained pursuant to this Section 4.04. Additionally, Tenant shall be liable for the payment of any deductible amount under Landlord’s insurance policies maintained pursuant to this Section 4.04 which deductible amount shall not exceed TWENTY-FIVE THOUSAND DOLLARS ($25,000.00). Tenant shall not do or permit anything to be done which invalidates any such insurance policies.

(c) Payment of Premiums. Subject to Section 4.07, Tenant shall pay all premiums for the insurance policies described in Sections 4.04(a) and (b) (whether obtained by Landlord or Tenant) within fifteen (15) days after Tenant’s receipt of a copy of the premium statement or other evidence of the amount due, except Landlord shall pay all premiums for non-primary comprehensive public liability insurance which Landlord elects to obtain as provided in Section 4.04(a). If insurance policies maintained by Landlord cover improvements on real property other than the Property, Landlord shall deliver to Tenant a statement of the premium applicable to the Property showing in reasonable detail how Tenant’s share of the premium was computed. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord, Tenant shall be liable for Tenant’s prorated share of the insurance premiums. Before the Commencement Date, Tenant shall deliver to Landlord proof of insurance which Tenant is required to maintain under this Section 4.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires. Landlord shall provide Tenant a schedule of current insurance premiums attributable to the Property.

(d) General Insurance Provisions.

(i) Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days’ written notice prior to any cancellation or modification of such coverage.

(ii) If Tenant fails to deliver a policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is canceled or modified during the Lease Term without Landlord’s consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.

(iii) Tenant shall maintain all insurance required under this Lease with companies holding a “General Policy Rating” of A-12 or better, as set forth in the most current issue of “Best Key Rating Guide”. Landlord makes no representation as to the adequacy of such insurance to protect Landlord’s or Tenant’s interests.

(iv) Unless prohibited under any applicable insurance policies maintained, Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, to the extent that such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

Section 4.05. Late Charges. Tenant’s failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Property. Therefore, if Landlord does not receive any rent payment within ten (10) days after it becomes due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

Section 4.06. Interest on Past Due Obligations. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of ten percent (10%) per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

Section 4.07. Impounds for Insurance Premiums and Real Property Taxes. If requested by any ground lessor or lender to whom Landlord has granted a security interest in the Property, or if Tenant is more than ten (10) days late in the payment of rent more than once in any consecutive twelve (12) month period, Tenant shall pay Landlord a sum equal to one-twelfth (1/12) of the annual real property taxes and insurance premiums payable by Tenant under this Lease, together with each payment of Base Rent. Landlord shall hold such payments in a non-interest bearing impound account. If unknown, Landlord shall reasonably estimate the amount of real property taxes and insurance premiums when due. Tenant shall pay any deficiency of funds in the impound account to Landlord upon written request. If Tenant defaults under this Lease, Landlord may apply any funds in the impound account to any obligation then due under this Lease.

Section 4.08. Management Fees. Tenant shall reimburse Landlord monthly for management fees and expenses incurred by Landlord in connection with the Property in an amount of two percent (2%) of annual Base Rent, prorated and payable monthly.

ARTICLE FIVE:	USE OF PROPERTY.

Section 5.01. Permitted Uses. Tenant may use the Property only for the Permitted Uses set forth in Section 1.06 above.

Section 5.02. Manner of Use. Tenant shall not cause or permit the Property to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which annoys or interferes with the rights of other tenants of Landlord, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits, including a Certificate of Occupancy or the equivalent, required for Tenant’s occupancy or specific use of the Property and operation of Tenant’s business and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including the Occupational Safety and Health Act.

Section 5.03. Hazardous Materials. As used in this Lease, the term “Hazardous Material” or “Hazardous Substance” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances”, but excluding commonly used cleaning products (i.e. window and floor cleaners, bathroom cleaners, etc.) in ordinary quantities, now or subsequently regulated under any applicable federal, state or local laws or regulations, including, without limitation petroleum-based products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, released or disposed of in or about the Property by Tenant, its agents, employees, contractors, sublessees without the prior written consent of Landlord. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property. Landlord represents and warrants as to Landlord’s actual knowledge that as of the date of this Lease, Landlord is unaware of any Hazardous Materials and/or Hazardous Substances existing on, in or under the Property.

(a) Routine Reporting Requirements. Tenant shall promptly notify Landlord of, and shall promptly provide Landlord with true, correct, complete and legible copies of, all of the following environmental items relating to the Property which may be filed or prepared by or on behalf of, or delivered to or served upon, Tenant: reports filed pursuant to any self-reporting requirements, reports filed pursuant to any Environmental Laws or this Lease, all permit applications, permits, monitoring reports, workplace exposure and community exposure warnings or notices and all other reports, disclosures, plans or documents (even those which may be characterized as confidential) relating to water discharges, air, soil, sediment, and ground water pollution, waste generation or disposal, underground storage tanks or the use, storage or existence of Hazardous Substances. Landlord agrees that any materials that Tenant provides Landlord pursuant to this Section 4 shall be subject to the confidentiality requirements of Section 9 below.

(b) Incident Reporting Requirements. Tenant shall promptly notify Landlord of, and shall promptly provide Landlord with true, correct, complete and legible copies of, all the following environmental items relating to the Property which may be filed or prepared by or on behalf of, or delivered to or served upon, Tenant: all orders, reports, notices, listings and correspondence (even those which maybe considered confidential) of or concerning the release, investigation of, compliance, clean up, remedial and corrective actions, and abatement of Hazardous Substances on the Property whether or not required by Environmental Laws, including, but not limited to, reports and notices required by or given pursuant to any Environmental Laws, and all complaints, pleadings and other legal documents filed against Tenant related to Tenant’s use, handling, storage or disposal of Hazardous Substances on the Property. In the event of a release of any Hazardous Substances on the Property, Tenant shall promptly provide Landlord with copies of all reports and correspondence with or from all governmental agencies, authorities or any other persons relating to such release.

(c) Inspection: Compliance. Landlord and Landlord’s agents shall have the right, but not the obligation, to inspect, investigate, sample and/or monitor the Property, including any soil, water, groundwater or other sampling, and any other testing, digging, drilling or analyses, at any time to determine whether Tenant is complying with the terms of this Lease involving Hazardous Substances and in connection therewith, Tenant shall provide Landlord with full access to all relevant facilities, records and personnel upon at least one (1) day written notice to Tenant and without interfering with Tenant’s use of the Property. If Landlord reasonably determines that Tenant is not in compliance with the provisions of this Lease involving Hazardous Substances, after three (3) days prior written notice (i) Landlord and Landlord’s agents shall have the right, but not the obligation, without limitation upon any of Landlord’s other rights and remedies under this Lease, to immediately enter upon the Property and to discharge Tenant’s obligations in that regard at Tenant’s expense, notwithstanding any other provision of this Lease, and (ii) all sums reasonably and actually disbursed, deposited or incurred by Landlord in connection therewith, including, but not limited to, all actual out-of-pocket costs, expenses and actual and reasonable attorney fees, shall be due and payable by Tenant to Landlord, as an item of additional Rent, on demand by Landlord, together with interest thereon at the rate of ten percent (10%) per annum (the “Default Rate”) from the date which is twenty (20) days after such demand until paid by Tenant. In the event of any such entry and performance of such work, Landlord and Landlord’s agents shall endeavor to minimize interference with Tenant’s business but shall not be liable for any such interference.

(d) Actions and Proceedings. Landlord, at Landlord’s sole cost and expense, shall have the right, but not the obligation, to be present at any legal or administrative proceedings or actions initiated in connection with any claims or causes of action arising out of the storage, generation, use or disposal of Hazardous Substances on, under, from or about the Property caused by Tenant or any of Tenant’s agents, employees, contractors, licensees or invitees, after the Commencement Date, (any of such storage, generation, use or disposal described items (i) and (ii) hereinabove shall be sometimes referred to herein collectively as the “Tenant Environmental Activities”). Tenant has no responsibility for any Hazardous Substances existing on, in or under the Property as of Commencement Date, for which Landlord indemnifies Tenant. Landlord’s representative shall conduct an environmental inspection of the Property upon termination of the existing tenancy and prior to the Commencement Date and provide the results of such inspection promptly to Tenant. Such environmental inspection shall thereafter be the base line for the environmental condition of the Property upon Tenant’s vacation of the Property. In the event the environmental inspection of the Property performed prior to the Commencement Date discloses that the contamination will impair Tenant’s use of the Property, then Article 7 shall apply, and if the contamination is such that it would constitute a substantial or total destruction, Tenant shall have the right to terminate this Lease, and Tenant shall be entitled to a return of the Security Deposit and any prepaid Rent. In the event this Lease is a renewal or extension of a Lease which did not contain an environmental indemnity to Landlord by Tenant, upon execution of this Lease, Tenant agrees to indemnify Landlord for Tenant Environmental Activities from the date Tenant first occupied the Property. If the presence of any Hazardous Substances on, in or under the Property resulting from any Tenant Environmental Activities, results in (A) injury to any person or entity, (B) injury to or contamination of the Property or (C) injury to or contamination of any real or personal property wherever situated, Tenant, at its sole cost and expense, shall promptly take all actions necessary to return the Property to the condition existing prior to the introduction of such Hazardous Substances to the Property and to remedy or repair any such injury or contamination. Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, take any remedial action in response to the presence of any Hazardous Substances on, under or about the Property, or enter into any settlement agreement, consent decree or other compromise with any governmental agency with respect to any Hazardous Substances claims; provided, however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Substances on, under or about the Property (Y) poses an immediate threat to the health, safety or welfare of any individual or (Z) is of such a nature that an immediate remedial response is necessary and it is not reasonably possible to obtain Landlord’s consent before taking such action. However, Tenant shall immediately thereafter notify Landlord orally and in writing in the event of (Y) and (Z) above.

(e) Tenant’s Responsibility at Conclusion of Lease. Promptly upon the expiration or earlier termination of this Lease, Tenant shall represent to Landlord in writing that to the best of Tenant’s knowledge no Hazardous Substances exist on, in or under the Property as a result of Tenant Environmental Activities other than as specifically identified to Landlord by Tenant in writing. Landlord may, at any time prior to the expiration of the Lease Term, or upon the occurrence of a Tenant default as set forth in Section 10.02, by notice to Tenant, conduct or cause an outside consultant selected by Landlord to conduct an environmental evaluation of the Property, an executed copy of which evaluation shall be delivered to Tenant within thirty (30) days. If such environmental evaluation discloses the existence of Hazardous Substances on, under or about the Property as a result of any Tenant Environmental Activities, Tenant shall (i) pay for the reasonable cost of such evaluation, and (ii) at Landlord’s written request, immediately prepare and submit to Landlord within thirty (30) days after such request a comprehensive plan, subject to Landlord’s approval of the cleanup required, specifying within thirty (30) days after Landlord’s request therefore the actions to be taken by Tenant to return the Property to the condition existing prior to the introduction of such Hazardous Substances. Upon Landlord’s approval of such clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement such plan and proceed to clean up such Hazardous Substances, as required pursuant to the comprehensive plan, in accordance with all Environmental Laws and as required by such plan and this Lease.

Section 5.04. Signs and Auctions. Tenant shall not place any signs on the Property without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Any such signage shall also be in accordance with the CC&R’s, and applicable City or County ordinances. All costs in connection with Tenant’s signage shall be at Tenant’s sole costs and expense, including without limitation, costs of installation, maintenance, repair, replacement and removal. Tenant shall not conduct or permit any auctions or sheriffs sales at the Property.

Section 5.05. Indemnity. Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (a) the negligence or willful misconduct of Tenant or its agents, employees, contractors, licensees or invitees; (b) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done in or about the Property, including any contamination of the Property or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (c) any breach or default in the performance of Tenant’s obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under this Lease. Tenant shall defend Landlord against any such cost, claim or liability at Tenant’s expense with counsel reasonably acceptable to Landlord. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Property arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord’s gross negligence or willful misconduct. As used in this Section, the term “Tenant” shall include Tenant’s employees, agents, contractors, licensees and invitees.

Section 5.06. Landlord’s Access. Landlord or its agents may enter the Property at all reasonable times to show the Property to potential buyers, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant at least one (1) days prior notice of such entry, except in the case of an emergency. Landlord may place customary “For Sale” or “For Lease” signs on the Property.

Section 5.07. Quiet Possession. If Tenant pays the rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Property for the full Lease Term, subject to the provisions of this Lease.

ARTICLE SIX:	CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01. Existing Conditions. Tenant accepts the Property in its current condition as of the execution of the Lease, subject to the obligations of Landlord set forth in Section 6.03 and subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any Broker with respect thereto.

Section 6.02. Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property or upon other portions of the Project, or from other sources or places; or (d) any act or omission of any other tenant of the Project. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.02 shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct.

Section 6.03. Landlord’s Obligations. Subject to the provisions of this Section and Article Seven (Damage or Destruction) and Article Eight (Condemnation), Landlord shall have absolutely no responsibility to repair, maintain or replace any portion of the Property at any time, except that Landlord shall be responsible for repair of any structural elements in the Building, not caused by Tenant or its employees, agents or contractors, and for latent defects in the Building, at Landlord’s sole cost and expense. Landlord shall be responsible for replacement of the floor, roof and HVAC of the Building at Landlord’s sole cost and expense, unless such replacement is due to other than normal usage by Tenant, or its employees, agents or contractors. Landlord shall refurbish the landscaped areas and slurry coat portions of the parking lot, in Landlord’s reasonable discretion, at Landlord’s sole cost and expense. It is the intention of Landlord and Tenant that at all times Landlord shall maintain the portions of the Property which Landlord is obligated to maintain in an attractive, first-class and fully operative condition. Tenant waives the benefit of any present or future law which might give Tenant the right to repair the Property at Landlord’s expense or to terminate the Lease due to the condition of the Property.

Section 6.04. Tenant’s Obligations.

(a) Except as provided in Article Seven (Damage Destruction) and Article Eight (Condemnation), Tenant shall keep all portions of the Property (including nonstructural, interior, exterior, parking lot and landscaped areas or portions thereof, roof membrane and roof system, Building systems, HVAC and equipment) in good order, condition and repair (including interior repainting and refinishing, as needed, and including janitorial service to the Property), at Tenant’s expense. Tenant shall maintain a preventive maintenance contract approved by

Landlord, providing for the regular inspection and maintenance of the HVAC system by a licensed heating and air conditioning contractor and the roof membrane by a licensed roof contractor. Tenant shall provide a copy of the preventive maintenance contract(s) to Landlord promptly upon request. Landlord may enter the Property pursuant to this Lease to verify that the HVAC system and roof membrane are being properly maintained. In no event shall any such preventive maintenance contract violate or void any applicable warranties. If any part of the Property is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Property which Tenant is obligated to maintain in an attractive, first-class and fully operative condition.

(b) Tenant shall fulfill all of Tenant’s obligations under this Section 6.04, at Tenant’s sole expense. If Tenant fails to maintain, repair or replace the Property as required by this Section 6.04, Landlord may, upon ten (10) days’ prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand, together with interest at the rate of ten percent (10%) per annum.

Section 6.05. Alterations, Additions, and Improvements.

(a) Tenant shall not make any alterations, additions, or improvements to the Property without Landlord’s prior written consent, which consent will not be unreasonably withheld, except for non-structural alterations which do not exceed Ten Thousand Dollars ($10,000.00) in cost cumulatively over the Lease Term, which are not visible from the outside of any building of which the Property is part and which do not affect the structural portions of the Property. Landlord reserves the right at the expiration or earlier termination of the Lease Term to request those alterations, additions or improvements constructed without Landlord’s consent to be removed. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section 6.05(a) upon Landlord’s written request and repair any damage caused by such removal. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a licensed contractor approved by Landlord, which approval shall not be unreasonably withheld and such contractor shall maintain liability, workmen’s compensation and other insurance in amounts as may be reasonably required and approved by Landlord. Tenant shall be responsible, at Tenant’s sole cost and expense, for obtaining any and all permits and approvals required for any such alterations, additions or improvements and shall deliver a copy of same to Landlord upon receipt by Tenant. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials.

(b) Tenant shall pay when due all claims for labor and material furnished to the Property. Tenant shall give Landlord at least twenty (20) days’ prior written notice of the commencement of any work on the Property, regardless of whether Landlord’s consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Property.

Section 6.06. Condition upon Termination. Upon the termination of the Lease, Tenant shall surrender the Property to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord’s consent) prior to the expiration of the Lease and to restore the Property to its prior condition, all at Tenant’s expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without material damage to the Property. Tenant shall repair, at Tenant’s expense, any damage to the Property caused by the removal of any such machinery or equipment within ten (10) business days of the expiration or earlier termination of the Lease. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property) without Landlord’s prior written consent or unless otherwise instructed by Landlord in writing: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment and decorations.

ARTICLE SEVEN:	DAMAGE OR DESTRUCTION

Section 7.01. Partial Damage to Property.

(a) Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Property. If the Property is only partially damaged (i.e., less than fifty percent (50%) of the Property is untenantable as a result of such damage or less than fifty percent (50%) of Tenant’s operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Section 4.04(b) are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant’s fixtures, equipment, or improvements.

(b) If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Section 4.04(b), Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord the “deductible amount” (if any) under Landlord’s insurance policies and, if the damage was due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord. If Landlord elects to terminate the Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Property and any building in which the Property is located. Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord’s termination notice.

(c) If the damage to the Property occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage.

Section 7.02. Substantial or Total Destruction. If the Property is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Property is greater than partial damage as described in Section 7.01), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred. Notwithstanding the preceding sentence, if the Property can be rebuilt within nine (9) months after the date of destruction, Landlord may elect to rebuild the Property at Landlord’s own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of total or substantial destruction. If Landlord so elects, Landlord shall rebuild the Property at Landlord’s sole expense, except that if the destruction was caused by an act or omission of Tenant, Tenant shall pay Landlord the difference between the actual cost of rebuilding and any insurance proceeds received by Landlord.

Section 7.03. Temporary Reduction of Rent. If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article Seven, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Property is impaired. However, the reduction shall not exceed the sum of one year’s payment of Base Rent and Additional Rent. Except for such possible reduction in Base Rent and Additional Rent, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Property.

Section 7.04. Waiver. Tenant waives the protection of any statute, code or judicial decision which grants a tenant the right to terminate a lease in the event of the substantial or total destruction of the leased property. Tenant agrees that the provisions of Section 7.02 above shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction to the Property.

ARTICLE EIGHT:	CONDEMNATION

If all or any portion of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of the building in which the Property is located, or which is located on the Property, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property. Any Condemnation award or payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant’s trade fixtures or removable personal property, Tenant’s loss of business goodwill, and relocation expenses, if specifically awarded by the condemning authority; (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise. If this Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord’s expense.

ARTICLE NINE:	ASSIGNMENT AND SUBLETTING

Section 9.01. Landlord’s Consent Required. No portion of the Property or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord’s prior written consent, except as provided in Section 9.02 below. Landlord has the right to grant or withhold its consent as provided in Section 9.05 below. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a partnership, any cumulative transfer of more than twenty percent (20%) of the partnership interests shall require Landlord’s consent. If Tenant is a corporation, any change in the ownership of a controlling interest of the voting stock of the corporation shall require Landlord’s consent.

Section 9.02. Tenant Affiliate. Tenant may assign this Lease or sublease the Property, without Landlord’s consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger of or consolidation with Tenant (“Tenant’s Affiliate”) so long as the net worth of Tenant’s Affiliate is equal to or greater than the net worth of Tenant as of the Commencement Date of this Lease. In such case, any Tenant’s Affiliate shall assume in writing all of Tenant’s obligations under this Lease.

Section 9.03. No Release of Tenant. No transfer permitted by this Article Nine, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article Nine. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease.

Section 9.04. Offer to Terminate. If Tenant desires to assign the Lease or sublease the Property, Tenant shall have the right to offer, in writing, to terminate the Lease as of a date specified in the offer. If Landlord elects in writing to accept the offer to terminate within twenty (20) days after notice of the offer, the Lease shall terminate as of the date specified and all the terms and provisions of the Lease governing termination shall apply. If Landlord does not so elect, the Lease shall continue in effect until otherwise terminated and the provisions of Section 9.05 with respect to any proposed transfer shall continue to apply.

Section 9.05. Landlord’s Consent.

(a) Tenant’s request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent, if reasonable, or to grant consent, based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use of the Property: (ii) the net worth and financial reputation of the proposed assignee or subtenant: (iii) Tenant’s compliance with all of its obligations under the Lease: and (iv) such other factors as Landlord may reasonably deem relevant. If Landlord objects to a proposed assignment solely because of the net worth and/or financial reputation of the proposed assignee, Tenant may nonetheless sublease (but not assign), all or a portion of the Property to the proposed transferee, but only on the other terms of the proposed transfer.

(b) If Tenant assigns or subleases, the following shall apply:

(i) Tenant shall pay to Landlord as Additional Rent under the Lease the Landlord’s Share (stated in Section 1.13) of the Profit (defined below) on such transaction as and when received by Tenant, unless Landlord gives written notice to Tenant and the assignee or subtenant that Landlord’s Share shall be paid by the assignee or subtenant to Landlord directly. The “Profit” means (A) all amounts paid to Tenant for such assignment or sublease, including “key” money, monthly rent in excess of the monthly rent payable under the Lease, and all fees and other consideration paid for the assignment or sublease, including fees under any collateral agreements, less (B) costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for real estate broker’s commissions and costs of renovation or construction of tenant improvements required under such assignment of sublease. Tenant is entitled to recover such cost and expenses before Tenant is obligated to pay the Landlord’s Share to Landlord. The Profit in the case of a sublease of less than all the Property is the rent allocable to the subleased space as a percentage on a square footage basis.

(ii) Tenant shall provide Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Property within thirty (30) days after the transaction documentation is signed, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statement. On written request, Tenant shall promptly furnish to Landlord copies of all the transaction documentation, all of which shall be certified by Tenant to be complete, true and correct. Landlord’s receipt of Landlord’s Share shall not be consent to any further assignment or subletting. The breach of Tenant’s obligation under this Section 9.05(b) shall be a material default of the Lease.

Section 9.06. No Merger. No merger shall result from Tenant’s sublease of the Property under this Article Nine, Tenant’s surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies.

ARTICLE TEN:	DEFAULTS; REMEDIES

Section 10.01. Covenants and Conditions. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

Section 10.02. Defaults. Tenant shall be in material default under this Lease:

(a) If Tenant abandons the Property or if Tenant’s vacation of the Property results in the cancellation of any insurance described in Section 4.04;

(b) If Tenant fails to pay rent or any other charge when due, provided however that Landlord must first provide Tenant with five (5) days written notice of such non-payment and an opportunity to cure one time in any twelve (12) month period in the event of such non-payment;

(c) If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion, except that any failure by Tenant to provide Landlord with the documents required in Section 11.03 or Section 11.04 shall not be subject to this 30-day cure period. However, Landlord shall not be required to give such notice if Tenant’s failure to perform constitutes a non-curable breach of this Lease. The notice required by this Section is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

(d) (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subsection (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

(e) If any guarantor of the Lease revokes or otherwise terminates, or purports to revoke or otherwise terminate, any guaranty of all or any portion of Tenant’s obligations under the Lease. Unless otherwise expressly provided, no guaranty of the Lease is revocable.

Section 10.03. Remedies. On the occurrence of any material default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

(a) Terminate Tenant’s right to possession of the Property by any lawful means, and terminate this Lease in which event Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, and other charges which Tenant would have paid for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Property after such default, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation or alteration of the Property, Landlord’s reasonable attorneys’ fee incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the rate of ten percent (10%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Section 10.03(a), or (ii) proceeding under Section 10.03(b);

(b) Terminate Tenant’s right to possession of the property by any lawful means or maintain Tenant’s right to possession and not terminate this lease, in which case this Lease shall continue in effect whether or not Tenant is in possession of the Property. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due;

(c) Pursue any other remedy now or hereafter available to Landlord in equity or under the laws or judicial decisions of the state in which the Property is located.

This lease shall not terminate in the event of a material default by Tenant unless Landlord expressly terminates it.

Section 10.04. Repayment of “Free” Rent. If this Lease provides for a postponement of any monthly rental payments, a period of “free” rent or other rent concession, such postponed rent or “free” rent is called the “Abated Rent”. Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Lease Term only if Tenant has fully, faithfully, and punctually performed all of Tenant’s obligations hereunder, including the payment of all rent (other than the Abated Rent) and all other monetary obligations and the surrender of the Property in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under this Lease. If Tenant defaults and does not cure within any applicable grace period, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such rent abatement or other rent concession. In such case, Abated Rent shall be calculated based on the full initial rent payable under this Lease. Notwithstanding for foregoing, for each year that the Tenant remains lawfully in possession of the Property and has not been in default under this Lease, the obligation of Tenant to repay “free” rent to Landlord shall reduce by twenty percent (20%) per Lease year.

Section 10.05. Damages. In the event of the termination of the lease, Landlord’s damages for default shall include all costs and fees, including reasonable attorneys’ fees that Landlord incurs in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease; or the pursuing of any action with respect to Landlord’s right to possession of the Property. All such damages suffered (apart from Base Rent and other rent payable hereunder) shall constitute pecuniary damages which must be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

Section 10.06. Cumulative Remedies. Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE ELEVEN.	PROTECTION OF LENDERS.

Section 11.01. Subordination. Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any existing lender, or a lender who is acquiring a security interest in the Property or the Lease. Tenant shall execute the Subordination, Non-Disturbance and Attornment Agreement with Landlord’s existing lender upon Lease execution, and which is attached hereto as Exhibit “D”, and made a part hereof by reference. Tenant shall execute such further documents and assurances as such future lender may require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant’s right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

Section 11.02. Attornment. If Landlord’s interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee or successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord’s interest.

Section 11.03. Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

Section 11.04. Estoppel Certificates.

(a) Upon either party’s written request, the other party shall execute, acknowledge and deliver to Landlord a written statement in the form attached hereto as Exhibit E, certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that the party so executing is not in default under this Lease (or, if the party is claimed to be in default, stating why); and (v) such other representations or information with respect to parties or the Lease as the requesting party may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. The responding party shall deliver such statement to the requesting party within twenty (20) days after the request. The parties may give any such statement to any prospective purchaser or encumbrancer of the Property, or any third party requesting such as statement, and such purchaser or encumbrancer or third party may rely conclusively upon such statement as true and correct.

(b) If the responding party does not deliver such statement to the requesting party within such twenty (20) day period, the requesting party and any prospective purchaser or encumbrancer, or third party, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by the requesting party; (ii) that this Lease has not been cancelled or terminated except as otherwise represented by the requesting party; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that the requesting party is not in default under the Lease. In such event, the responding party shall be estopped from denying the truth of such facts.

Section 11.05. Tenant’s Financial Condition. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requires to verify the net worth of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender or prospective purchaser designated by Landlord any financial statements required by such lender or prospective purchaser to facilitate the financing, refinancing or purchase of the Property. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE TWELVE:	LEGAL COSTS

Section 12.01. Legal Proceedings. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant’s defense of the aforementioned actions may be by counsel selected by Tenant and reasonably approved by Landlord. In the event of any litigation to enforce or interpret this Lease, the prevailing party shall be entitled to reasonable attorney’s fees and costs. This provision shall survive the termination of this Lease.

Section 12.02. Landlord’s Consent. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent, which attorneys’ fees shall not exceed one thousand dollars ($1,000).

ARTICLE THIRTEEN:	MISCELLANEOUS PROVISIONS

Section 13.01. Non-Discrimination. Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.

Section 13.02. Landlord’s Liability; Certain Duties.

(a) As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Property or the leasehold estate under a ground lease of the Property at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

(b) Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

(c) Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord’s interest in the Property, and neither the Landlord nor its partners, shareholders, officers or other principals shall have any personal liability under this Lease.

Section 13.03. Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

Section 13.04. Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Property with Tenant’s expressed or implied permission.

Section 13.05. Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

Section 13.06. Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid or by electronic mail transmission providing sending party retains evidence of such transmissions. Notices to Tenant shall be delivered to the address specified in Section 1.03 above, except that upon Tenant’s taking possession of the Property, the Property shall be Tenant’s address for notice purposes. Notices to Landlord shall be delivered to the address specified in Section 1.02 above. All notices shall be effective upon delivery. Either party may change its notice address upon written notice to the other party.

Section 13.07. Waivers. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

Section 13.08. No Recordation. Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a “Short Form” memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.

Section 13.09. Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease, and any dispute shall be resolved in the Superior Court of the County in which the Property is located.

Section 13.10. Corporate Authority; Partnership Authority; Limited Liability Company Authority. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. If Tenant is a partnership, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner’s withdrawal or addition. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership. If Tenant is a limited liability company, each person or entity signing this Lease for Tenant represents and warrants that he or it is the manager or managing member of the limited liability company, that he or it has full authority to sign for the limited liability company, and that this Lease binds the limited liability company. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord evidence satisfactory to Landlord of the authority of the individual(s) signing this Lease.

Section 13.11. Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

Section 13.12. Force Majeure. If Landlord cannot perform any of its obligations due to events beyond Landlord’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s control include, but are not limited to, delays caused by Tenant or its agents, employees or contractors, acts of God, war, terrorism, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction, delays in issuance of applicable permits or other required governmental approvals, and weather conditions.

Section 13.13. Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

Section 13.14. Survival. All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

ARTICLE FOURTEEN:	BROKERS

Section 14.01. Broker’s Fee. When this Lease is signed by and delivered to both Landlord and Tenant, Landlord shall pay a real estate commission to Landlord’s Broker named in Section 1.08 above, if any, as provided in the written agreement between Landlord and Landlord’s Broker, or the sum stated in Section 1.09 above for services rendered to Landlord by Landlord’s Broker. If a Tenant’s Broker is named in Section 1.08 above, Landlord’s Broker shall pay an appropriate portion of its commission to Tenant’s Broker if so provided in any agreement between Landlord’s Broker and Tenant’s Broker. Nothing contained in this Lease shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

Section 14.02. Agency Disclosure; No Other Brokers. Landlord and Tenant each warrant that they have dealt with no other real estate broker(s) in connection with this transaction except the brokers set forth in Section 1.08 above. Landlord and Tenant hereby agree to indemnify and defend the other for any commission or fee claimed by any other party. The terms of this Section 14.02 shall survive the expiration or termination of this Lease.

ARTICLE FIFTEEN:	COMPLIANCE

The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act. Tenant shall comply with, and Tenant’s occupancy of the Property shall be subject to any Covenants, Conditions or Restrictions (“CC&R’s”), if any, recorded in the real property records against the Property.

Landlord and Tenant have signed this Lease at the place and on the dates specified adjacent to their signatures below and have initialed all Exhibits which are attached to or incorporated by reference in this Lease.

“LANDLORD”

SIXTH AND ROCHESTER, LLC, a California limited liability company,

By:	PG 6th & R, LLC,
a California limited liability company,
Managing Member

	By:	Panattoni Investments, LLC,
a California limited liability company,
Managing Member,

By:

Carl D. Panattoni, Trustee of the
Panattoni Living Trust, Dated April 8, 1998,
Managing Member

Signed on June 10, 2009

TENANT”

MONOPRICE, INC., a California corporation

By:

Name:	JONG S LEE
Its:	CEO

Signed on June 5th, 2009

ADDENDUM

This addendum (“Addendum”) is attached to and made a part of that certain Lease Agreement (Single-Tenant Facility) (“Lease”) dated June 2, 2009, by and between Sixth and Rochester, LLC, a California limited liability company (the “Landlord”), and Monoprice, Inc., a California corporation (the “Tenant”), and is made concurrently with the Lease. The terms and conditions of this Addendum supplement and, to the extent of any conflict, supersede the provisions of the Lease. Each initially capitalized term used and not defined in this Addendum shall have the meaning given it in the Lease.

1. Tenant Obligation for Permits:

(a) Tenant shall be solely responsible, at its expense, for obtaining all conditional use permits (if any) or any replacement permit required for Tenant’s specific use of the Property or improvements constructed by Tenant, to include without limitation, racking permits and high pile permits.

(b) Tenant’s city-approved commodity and/or use of the Property may require specific costs and/or work to be performed related to egress lighting, hose racks, in-rack sprinklers or any other fire and/or life safety requirements. Any and all such costs and work to be performed related thereto shall be the sole responsibility of Tenant and at Tenant’s sole cost and expense.

(c) There shall be no delay of the Commencement Date as a result of any failure or delay in obtaining any such permits or approvals or to perform such work.

2. ADA Compliance:

Notwithstanding any other provision of this Lease, the parties hereby agree that the Property may be subject to the terms and conditions of the Americans with Disabilities Act of 1990 as may be amended and any applicable state laws relating to the disabled (hereinafter collectively the “ADA”). The parties further agree and acknowledge that it shall be the sole responsibility of Landlord to comply with any and all provisions of the ADA with respect to the shell improvements and any improvements constructed by Landlord as of the Commencement Date. Tenant shall comply with any and all provisions of the ADA as such compliance may be required to construct future improvements to the Property and to operate the Property after Tenant’s occupancy or in connection with Tenant’s specific use. Each party further agrees to indemnify and hold each other harmless against any claims, which may arise out of the indemnifying party’s failure to comply with the ADA as required by this Section. Such indemnification shall include, but not necessarily be limited to reasonable attorney’s fees, court costs, and judgments as a result of said claims.

3. Improvements to be Constructed by Landlord:

Landlord, or Landlord’s contractor, shall construct Tenant’s improvements (“Tenant Work”) based on the work letter agreement (“Tenant Work Letter”) for the Tenant Work, attached hereto as Exhibit “C” and incorporated herein.

4. Option to Extend:

(a) Extension Periods. The Lease Term may be extended, at the option of Tenant, for one (1) period of five (5) years, potentially for a total of five (5) years, each such period herein sometimes referred to as the “Extension Period”, provided that (i), prior to expiration of the Lease Term, Tenant provides the Landlord with no less than nine (9) months and no more than twelve (12) months prior written notice for said Extension Period, and (ii) Tenant is not then in material default of the Lease at the time Tenant submits notice to extend the Lease Term, beyond any applicable notice and grace periods. The Extension Period shall be on the same terms, covenants and conditions of this Lease, except for the payment of Base Rent that shall be as set forth in subsection (c) below. Tenant shall not be permitted to extend this Lease beyond the Extension Period. If Tenant fails to exercise an extension, then the Lease shall expire at the end of the then current term and Tenant shall have no further right to extend the Lease Term.

(b) In the event Tenant exercises a renewal option, upon Landlord’s request, Tenant shall execute and deliver to Landlord a Lease amendment within thirty (30) days after Tenant’s receipt of such request setting forth the Base Rent for the option period and the commencement and expiration of the upcoming Extension Period.

(c) The Rent during the Extension Period shall be at ninety-five percent (95%) of the then prevailing market rental rate for the Property. The parties will attempt in good faith to arrive at the fair market rental rate. In the event the parties cannot agree on the fair market rental rate within thirty (30) days of Tenant’s exercise of the option to extend, the parties shall each designate an MAI appraiser with a minimum of ten (10) years experience in the Ontario Airport Market place within ten (10) days of the date the parties determine they cannot agree on a fair market rental rate. The appraisers so selected shall mutually agree on a third MAI appraiser with the above qualifications. That appraiser shall appraise the Property and determine the fair market rent rate for the five-year (5-year) Extension Period taking into consideration the value of the Property, the rental market in the Ontario Airport Market place, rental for buildings of comparable quality and other relevant factors. If the appraisers cannot agree on the third MAI appraiser, then upon application, the Presiding Judge for the Superior Court for San Bernardino County covering the City of Rancho Cucamonga, California shall make such selection upon application of either party.

5. Preparation of Lease:

This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease. The headings of various sections in this Lease are for convenience only and are not to be utilized in construing the content or meaning of the substantive provisions hereof. The terms “herein,” “hereof,” “hereunder” and any other similar terms used herein shall be deemed to refer to this Lease in its entirety. All references herein to a party’s best knowledge shall be deemed to mean the best knowledge of such party based on all appropriate and thorough inquiry. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Landlord, to the making of a determination or designation by Landlord, to the application of Landlord’s discretion or opinion, to the granting or withholding of Landlord’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Landlord, or otherwise involving the decision making of Landlord, shall be deemed to mean that Landlord shall decide unilaterally using its reasonable discretion or judgment and such approval shall not be unreasonably withheld or delayed. Each of the term “Landlord” and the term “Tenant” or any pronoun used in place thereof, shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators and permitted assigns, who are a party to this Lease according to the context hereof. This Lease, together with its Addendum, exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its Addendum, and exhibits. This Lease may not be modified except by a written instrument executed by the parties hereto. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

6. Confidentiality:

Except as specifically provided herein, the parties hereby agree not to disclose any of the terms of this Lease to any person or entity not a party to this Lease, nor shall either party issue any press releases or make any public statements relating to the terms or provisions of this Lease; provided, however, either party may make necessary disclosures to potential lenders, attorneys, accountants and space planning consultants, economic development authorities and/or as may be required by applicable Laws or court order, so long as such parties agree to keep all of the terms of this Lease strictly confidential to the extent practicable. The obligations set forth in this Section shall survive the expiration or any earlier termination of this Lease.

Notwithstanding anything contained herein to the contrary, each party to this Lease (and each of its employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby (the “Transaction”) and all materials of any kind (including opinions and other tax analyses) that are provided to such party or parties relating to the tax treatment or tax structure of the Transaction, except that such disclosure is not permitted to the extent necessary for each party to comply with the federal or state securities laws. This authorization is not intended to permit disclosure of any other information and materials relating to the Transaction including, without limitation: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the Transaction, (ii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the Transaction).

7. Lender Approval. This Lease remains subject to the review and approval of Landlord’s lender, which Landlord shall use good faith efforts to obtain. Landlord shall have no obligation to execute this Lease unless and until such lender approval is obtained.

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